SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 23, 2015
Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-33748 (Commission File Number)	20 - 8718331 (I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900
Washington, D.C. 20005
(Address of Principal Executive Offices) (Zip Code)
(202) 728-0044
(Registrant's Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Item 8.01. Other Events
On February 5, 2015, DuPont Fabros Technology, Inc. (the “Company”) disclosed in its fourth quarter earnings release that one of its customers, Net Data Centers, Inc., had informed the Company in January 2015 that it would be halting base rent payments and would pay only its monthly operating expenses, direct electric charges and management fees and its quarterly note payments until Net Data Centers was sold or new funding sources were obtained. Net Data Centers currently leases space from the Company, and occupies space, at the Company’s ACC4, ACC5, VA3 and NJ1 data center facilities, and, as of January 1, 2015, represented approximately 3.5% of the Company’s annualized base rent.
On February 23, 2015, Net Data Centers filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the “Court”), Case No. 2:15-bk-12690-BB.
As of the date of this report, Net Data Centers has not announced its intentions regarding its leases with the Company as part of its bankruptcy reorganization. It is possible that, as part of its bankruptcy reorganization, one or more of the Net Data Centers leases with the Company could be terminated or modified, which could have an adverse effect on our business and results of operations. The Company, however, is not able at this time to predict the impact of this proceeding on the status of the Net Data Centers’ outstanding obligations to the Company or the prospect of Net Data Centers satisfying its obligations under the leases of space at certain of the Company’s data center facilities.